EXHIBIT 10.4

MANAGEMENT SERVICES AGREEMENT

(INDEPENDENT CONTRACTOR AGREEMENT)

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into to be effective as of the 31st day of July, 2013, by and between Granite Falls Energy, LLC, a Minnesota Limited Liability Company (“GFE”) and Heron Lake BioEnergy, LLC, a Minnesota Limited Liability Company (“Heron”) and is as follows:

RECITALS

1.                                      WHEREAS, GFE currently owns and operates an ethanol facility; and Heron currently owns and operates an ethanol facility; and

2.                                      WHEREAS, Heron desires to obtain management services; and

3.                                      WHEREAS, each requires terms and conditions as necessary to protect each company’s confidential/proprietary/trade secret information; and such terms and conditions as will cause all management employees to respect the separate interests and objectives of each company; and

4.                                      WHEREAS, the parties have had discussions regarding such management services, have reached agreement as to the same, and wish to put their understandings and agreements in writing.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.                                      MANAGEMENT SERVICES.  GFE shall provide management services to Heron with respect to the following job descriptions and titles:

a.                                     Positions Provided by GFE to Heron.  GFE shall provide to Heron the following management services, to-wit:

i.                                          Chief Executive Officer (CEO);

ii.                                       Chief Financial Officer (CFO); and

iii.                                    Commodity Risk Manager.

b.                                      Time Commitment.

i.                                             Each person providing services shall devote such time as is reasonably necessary to perform the services for Heron.

ii.                                       Each person shall use their best efforts when performing work for Heron.

iii.                                       Approximate hours worked per week by each position shall be disclosed at semi-annual meetings and reported to Heron no less than semi-annually.

c.                                       Reporting and Organization.  Each person filling one of the above described positions shall report as follows:

i.                                                The CEO shall report directly to the Heron Board of Directors.

ii.                                             The Heron Board of Directors reserves the right to require, from time to time, any of the above named persons to do such work or make such reports directly to or for the Heron Board.

iii.                                          The CEO shall be solely responsible for hiring and firing of persons providing the management services as described herein.

iv.                                         Nothing herein is intended to create an employment contract, or guaranty of employment, or a guaranty of employment for any length of time to any person.  Each person providing management services hereunder shall, at all times, remain the employee of GFE designated to provide services as stated herein.

2.                                     TERM AND TERMINATION.  The initial term of this Agreement, subject to the remaining terms and conditions hereof, shall be for three years from the effective date as stated in the preamble hereof.  With respect to the term and termination hereof:

a.                                      Evergreen.  At the expiration of the initial term, this Agreement shall continue from year to year under its then existing conditions unless and until a party hereto gives the other no less than ninety (90) days written notice of termination prior to expiration of the initial term or of the one year extension then in effect.

b.                                      Termination for Cause.  Notwithstanding the foregoing, this Agreement may be terminated for cause, as follows:

i.                                             If a party seeks to terminate this Agreement for cause, it shall deliver to the other party written notice of termination; which notice shall describe the basis for determining cause exists; and which notice shall provide 30 days notice and opportunity to cure.

In the event that basis for determining cause has not been cured to the reasonable satisfaction of the party giving notice within 30 days, then the party may deliver notice that this Agreement has been terminated.

ii.                                          Cause means:

A.                                 A material breach of this Agreement.  Material breach shall be:  a failure of a party (to include failure of the person being provided by a party) to comply with applicable laws or regulations; a willful breach by a party (to include a person being provided by a party) of a term of this Agreement; or acts or conduct by a party (to include a person being provided by a party) which demonstrates intentional misconduct, reckless misconduct or grossly negligent misconduct.

B.                                 A deadlock in the management of Heron.  Deadlock shall be the occurrence of disagreements between the Board of Heron which, in the opinion of the GFE Board, has impaired the ability of the management team to carry out the policies and/or procedures as directed by one or both Boards of Directors.

c.                                       Return of Confidential Information.  Upon termination each party shall return to the other all of the other’s Confidential Information that may be in possession of the returning party.

d.                                      Surviving Obligations.  Payment of any reimbursement obligations which have accrued and are unpaid as of the date of termination, together with the obligations of the parties as set forth at Sections 4 — 7 hereof, shall survive termination hereof.  In all other respects the obligations of the parties to each other shall cease upon termination hereof.

3.                                      REIMBURSEMENT.  The parties intend and agree that compensation by Heron to GFE shall occur as follows:

a.                                         Compensation.  GFE shall be responsible for and shall directly pay salary, wages, and/or benefits to the persons providing the management services hereunder.

b.                                         Payment for Management Services.  Heron shall pay GFE Thirty-five Thousand and no/100 Dollars ($35,000.00) per month for the first year for the management services provided hereunder.  For years two and three, Heron shall pay GFE one-half (1/2) of the total salary, bonuses, and other +expenses and costs (including all benefits and tax contributions) incurred by GFE for the three management positions described at paragraph 1(a).

Such will be paid on an estimated monthly basis with a “true up” occurring as soon as possible at the end of each fiscal year of GFE.

c.                                          Reimbursement of Costs.  Any costs incurred in providing the management services, outside the scope of normal duties and activities, shall be reimbursed by Heron to GFE at reasonable and customary rates of reimbursement.  (Such to include, but not be limited to, mileage, hotel rooms, etc.)

d.                                         Payment.  Payment by Heron to GFE for all amounts due GFE, shall occur on the 10th day of each month.  Payments for any partial month(s) of services shall be prorated.

4.                                     SEPARATE RIGHTS AND RESPONSIBILITIES OF GFE AND HERON.  The parties agree that to the following reservation of their separate rights and statement of their separate responsibilities, to-wit:

a.                                             Separate Authority.  Nothing herein shall be construed as a grant of authority by GFE as to Heron, or by Heron as to GFE, to make any management or other business decision for the other; or to exercise or seek to exercise a controlling influence over any management policies of the other.

b.                                             Preserve Competition.  GFE and Heron acknowledge that they are competing business entities with different ownership.  The CEO and CFO shall be advised by GFE to observe all laws related to price and/or competition in carrying out this Agreement; and to implement such processes to ensure ongoing compliance with such laws by all employees providing management services hereunder.

c.                                              Insurance.  During the term hereof each party shall maintain Workers’ Compensation Insurance at statutory limits; as well as comprehensive liability insurance for all injuries or property damage which may occur on account of services performed hereunder — with such insurance having mutually acceptable terms and limits; with each party being named as an additional insured of the other (except regarding the Worker’s Compensation policy whereby each party shall add the Alternate Employer endorsement to the respective Worker’s Compensation policy naming the other party as the Alternate Employer); with such policies having an endorsement of no cancellation without notice to both parties hereto; and said policies having a Waiver of Subrogation on all policies, including the property, where allowed by law.

5                                          CONFIDENTIALITY AND COMPETITION COVENANTS.  With respect to confidentiality and competition covenants, the parties agree:

a.                                            Confidentiality.  With respect to confidentiality:

i.                                                Each person providing management services hereunder shall protect from unauthorized disclosure — either to third parties (with respect to management services), or to GFE or Heron as the case may be (with respect to information that is beyond the scope of management service) — information which GFE and/or Heron consider non-public, confidential, or proprietary in nature.  Such non-public, confidential, and/or proprietary information (collectively “Confidential Information”) may include, without limitation, customer lists, contracts, planning and financial information, business plans and strategies, marketing plans, development plans, technical and business information, customer information, pricing information, sales information, any formulas/devices/methods/techniques, or other information which has independent economic value because of not being generally known, and which GFE or Heron, as the case may be, has protected through reasonable efforts regarding maintenance of secrecy.

ii.                                             The parties agree that Confidential Information shall not include: information that, at the time of disclosure hereunder, is in the public domain; information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality stated herein; information that, prior to disclosure hereunder, was already in a party’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation; information obtained by either party from a third party having an independent right to disclose the information; information that is available through discovery by independent research without use of or access to the confidential information acquired from the other party; information disclosed upon the order of a court or other authorized governmental entity, or pursuant to other legal requirements — provided that prior to such disclosure, the disclosing party shall first timely inform the other party of such disclosure request so that the other party may seek a protective or equivalent order for non-disclosure — and provided that the disclosing party shall limit any such disclosure to the greatest extent permitted by law.

iii.                                          The persons performing services pursuant to this Agreement shall sign Confidentiality Agreements binding each such person to the confidentiality obligations set forth above.

b.                                      No Solicitation.  GFE hereby warrants to Heron and Heron hereby warrants to GFE that each shall not, directly or indirectly, either for itself or for any other person, firm or corporation solicit for employment, retain or employ any present employee of the other party, or request, induce or advise any employee to leave the employ of or cease affiliation with the other party.

c.                                      The provisions as set forth in this Section 5 shall survive termination of this Agreement for a period of three (3) years.

6.                                      INDEMNIFICATION.  From and after the date hereof, and except as otherwise provided for herein:

a.                                             GFE Indemnification of Heron.  GFE shall indemnify, defend and hold harmless Heron against:  (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent the same is caused in whole or in part by GFE, (ii) or, on account of a breach of GFE’s obligations hereunder.

b.                                             Heron Indemnification of GFE.  Heron shall indemnify, defend and hold harmless GFE against:  (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent the same is caused in whole or in part by Heron, (ii) or, on account of a breach of Heron’s obligations hereunder.

c.                                              Limitations on Indemnification Obligation.  Neither Heron nor GFE shall be required to indemnify the other for any direct claim by the other that it has suffered consequential damages or lost profits; nor shall the requirement to indemnify extend to consequential damages or lost profits claimed by a third party and which — but for this Section 6(c) — would be included in the indemnification obligations listed at Sections 6(a) and 6(b) above.

d.                                             Survival of Obligations.  The provisions of this Section 6 shall survive the termination of this Agreement.

7.                                      DISPUTE RESOLUTION.  Any controversy, claim or dispute arising out of or relating to this Agreement or the breach hereof, including a dispute arising out of the negotiation, formation and execution of this Agreement, and the interpretation of this Agreement, shall be resolved as follows:

a.                                      Meet and Confer.  The Dispute Resolution Team (“DRT”) of GFE shall meet and confer — in person — with the DRT of Heron to discuss the controversy, claim or dispute in an attempt to resolve differences and reach agreement.  Each party may elect to be represented by counsel or other professional advisors at such meeting.  The meeting shall occur as soon as reasonably possible, but no later than ten (10) days from a written notice by a party to the other the dispute, and the request for a meeting of the Boards.

b.                                      Mediation.  If the controversy, claim or dispute is not resolved by a face-to-face meeting of the respective DRTs, then the DRTs shall meet with a neutral mediator in an attempt to reach a mediated settlement.  The mediator shall be jointly agreed to by the parties and if they cannot agree, the court for Lyon County, Minnesota, shall be petitioned and shall appoint the mediator.  Such mediation shall occur within twenty-one (21) business days of when the mediator is selected.

c.                                       Arbitration.  If the controversy is not resolved by mediation, then the controversy shall be resolved by resort to binding arbitration conducted pursuant to Minnesota Statutes and subject to the following additional requirements:

i.                                                Arbitration and proceeds related thereto shall be venued in Lyon County, Minnesota.  The District Court in and for Lyon County, Minnesota shall have jurisdiction to direct the arbitration process; and to preserve the status quo of the parties during the pondery of arbitration.

ii.                                             The arbitration shall proceed as a private arbitration, without involvement of the American Arbitration Association, but otherwise pursuant to the then existing Rules of the American Arbitration Association applicable to commercial disputes.

iii.                                          Each DRT shall pick an arbitrator and the two arbitrators shall pick a neutral third arbitrator.

iv.                                         The arbitration shall occur within sixty (60) days of the appointment of the final arbitrator.

v.                                            The determination of the arbitrators shall be final and binding and each party waives the right to appeal any such decision. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators shall decide who shall pay the costs and expenses associated with arbitration.  Each party shall pay their own attorneys’ fees related to the arbitration.

d.                                      Role of DRT.  The Dispute Resolution Team of each party shall consist of that party’s then existing Committee of Disinterested Persons together with that party’s Executive Committee.  Each party’s DRT shall represent it during the dispute resolution proceedings; and the DRT shall make recommendations for final decisions regarding dispute resolution to its Board.  The final decision on such recommendation shall, however, be reserved to and made by the respective Boards of the parties.

8.                                      FORCE MAJEURE.  The performance of a party may be excused upon the occurrence of a Force Majeure event.  A Force Majeure event shall be fire, flood, storm, act of God, governmental action or intervention, or other circumstance which is beyond the reasonable control of the party claiming the event and which renders the performance of this Agreement by a party hereto impossible.  A party affected by a Force Majeure event shall not be relieved of performance unless such party has used reasonable efforts to remedy the conditions giving rise to such event; and unless and until such party has given written notice of the occurrence of such event.  Either party may terminate this Agreement upon not less than thirty (30) days prior written notice if the Force Majeure event has been continuously in existence for a period of ninety (90) days.

9.                                      MISCELLANEOUS.

a.                                             Independent Contractors.  At all times during this Agreement, GFE and its employees shall be deemed independent contractors.  Nothing herein shall be construed to create a partnership, joint venture, agency, or any other form of business relationship between GFE and Heron.  GFE and Heron acknowledge that their Agreement is strictly contractual in nature.

b.                                             Further Assurance.  Each party agrees to execute and deliver all further instruments, legal opinions and documents, and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to complete performance of a party’s obligations hereunder and to effectuate the purposes and intent of this Agreement.

c.                                              Notice.  Any and all notices provided for herein shall be given in writing by registered or certified mail, postage prepaid, which shall be addressed by either party and delivered to the other at its then existing registered office — with the initial address for notice being as follows:

i. If To GFE:	Granite Falls Energy, LLC Attn: Chairman of the Board of Directors
	Address:	15045 Hwy. 23 SE
P. O. Box 216
Granite Falls, MN 56241-0216

ii. If To Heron:
Heron Lake BioEnergy, LLC

Attn: Chairman of the Board of Directors
Address:	91246 390th Avenue
Heron Lake, MN 56137

d.                                      Binding Effect.  This Agreement shall be binding upon the successors, legal representatives and assigns of the parties hereto, all of whom, regardless of the number of intervening transfers, shall be bound in the same manner as the parties hereto.

e.                                       No Assignment.  This Agreement shall not be assigned by either party except upon the written consent of the other party.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

f.                                        Integration and Amendment.  This Agreement supersedes and takes precedence over any previous agreement entered into between the parties hereto, whether written or oral, regarding the matters covered herein.  This Agreement sets forth the entire understanding of the parties and may not be amended, altered or modified except by written agreement between the parties.

g.                                    Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or unenforceability of any of the other terms of this Agreement in any other jurisdiction.  In the event a term or provision is invalid or unenforceable, a Court or Arbitrators (as the case may be) are granted the authority to construe, interpret, or modify this Agreement in a manner which is intended to remedy such invalidity or unenforceability while giving effect, to the greatest extent possible, to all remaining terms and provisions hereof.

h.                                      No Waiver. Any waiver of any of terms and/or conditions of this Agreement by a party shall not be construed to be a general waiver of such terms and/or conditions; and no waiver shall be effective absent the written agreement of the parties.

i.                                          Counter Parts.  This Agreement may be executed in one or more counterparts, all of which, taken together, shall be deemed one and the same Agreement.  Facsimile or electronic signatures shall be deemed original signatures for all purposes.

j.                                         Captions.  The captions herein are inserted for the convenience of reference only                                                and shall be ignored in the construction or interpretation hereof.

k.                                      Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, each party hereto has executed this Agreement effective as of the date first above written.

GRANITE FALLS ENERGY, LLC

By:	/s/ Paul Enstad

	Its:	Chairman

HERON LAKE BIOENERGY, LLC

By:	/s/ Robert Ferguson

	Its:	CEO